Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports First Quarter 2023 Financial Results and Highlights Recent Company Progress

– Achieved First Quarter 2023 Total Revenues of $38.7 Million, including XPOVIO® (selinexor) Net Product Revenue of $28.3 Million, Adversely Impacted by Increased Utilization of Patient Assistant Programs (PAP) and Higher Gross to Net; YoY Growth in Total Demand1–

– Rapid, Deep and Sustained Spleen and Symptom Responses Observed in the Phase 1 Study of Selinexor in Combination with Ruxolitinib in Treatment-Naïve Myelofibrosis; Planning to Initiate Pivotal Phase 3 Study in Front-Line Myelofibrosis in 1H 2023 –

– Single-Agent Eltanexor Showed Encouraging Results with a Median Overall Survival of 8.7 Months in Patients with Higher Risk Relapsed/Refractory Myelodysplastic Neoplasms (MDS) in the Interim Analysis of the Phase 2 Study –

– Company Revises Full Year 2023 Total Revenue Guidance to $145 Million to $160 Million, Including Revised XPOVIO Net Product Revenue Guidance of $110 Million to $125 Million, Reflecting Increased Use of PAP –

– Non-GAAP R&D and SG&A Expense Guidance Revised to $245 Million to $260 Million; Company Re-iterates Cash Runway to Late 2025 –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – May 4, 2023 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended March 31, 2023. In addition, Karyopharm highlighted select corporate milestones and provided an overview of its key clinical development programs.

“We are very excited to continue advancing our pipeline in areas of high unmet need, including the rapid advancement of our myelofibrosis program. We are encouraged by the growing body of data that demonstrates the potential importance of XPO1 inhibition in patients with hard-to-treat cancers,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “In patients with treatment-naïve myelofibrosis, the combination of selinexor plus ruxolitinib produced rapid, deep and sustained spleen responses and robust symptom improvement, with response rates well above what is typically achieved with the current standard of care. Likewise, in patients with myelodysplastic neoplasms, we are encouraged with the median overall survival of 8.7 months observed with eltanexor, which is a meaningful improvement compared to the four-to-six months that is traditionally seen in patients with higher-risk relapsed or refractory MDS. Finally, in multiple myeloma, during the first quarter of 2023, we are encouraged by the year-over-year uptake of XPOVIO despite increased competition and expanded use of our patient assistance program as we continue to help additional patients gain access to treatment.”

Targeting Disease at the Nuclear Pore

First Quarter 2023 and Recent Highlights

XPOVIO Commercial Performance

•	Achieved U.S. net product revenue for the first quarter of 2023 of $28.3 million, consistent with U.S. net product revenue in the first quarter of 2022.

•

Total demand[1] growth driven by sales growth in the community compared to the first quarter of 2022, which contributed to about 70% of revenues in the first quarter of 2023. Sustained business in academics despite increased competition from novel bispecific and CAR-Ts.

•

U.S. net product revenue in the first quarter of 2023 was adversely impacted by a significant increase in utilization of the KaryForward Patient Assistance Program (free drug) due to foundations that provide financial support to patients, including Medicare patients with multiple myeloma, not having sufficient funding, and higher gross to net driven by increased Medicare rebates and 340B discounts year over year.

•	Continued shift of XPOVIO into earlier lines of therapy, with new patient share in second to fourth lines of therapy approaching 60% as compared to approximately 45% in the first quarter of 2022[2].

•	License agreement with the Menarini Group (Menarini) to commercialize selinexor in Europe, Latin America and other key territories expanded to include selected Middle East and Africa regions.

R&D Highlights

Myelofibrosis (MF)

•

Updated results from the Phase 1 study evaluating the safety and efficacy of once-weekly selinexor in combination with ruxolitinib in patients with treatment-naïve MF (NCT04562389) were presented at the American Association for Cancer Research (AACR) Annual Meeting 2023. As of the February 24, 2023 data cut-off date, 24 patients had been assigned to either a 40mg or 60mg once weekly dose of selinexor, combined with ruxolitinib. All patients initiated treatment > 24 weeks prior to the data cut-off date. The efficacy and safety data support the 60mg dose of selinexor as the recommended dose for the Phase 3 study in combination with ruxolitinib.

•	Efficacy of 60mg of selinexor

•

83.3% and 91.7% of patients in the efficacy evaluable population demonstrated ≥35% reduction in spleen volume (SVR35) at week 12 and at week 24, respectively. In the intent to treat population, 71.4% and 78.6% of patients demonstrated an SVR35 at week 12 and at week 24, respectively.

•

80% and 77.8% of patients in the efficacy evaluable population evidenced a ≥50% reduction in total symptom score (TSS50) at week 12 and at week 24, respectively. In the intent to treat population, 66.7% and 58.3% of patients evidenced a TSS50 at week 12 and at week 24, respectively.

Targeting Disease at the Nuclear Pore

•	SVR35 responses were observed in 100% of evaluable patients at any time and rates were consistent regardless of subgroups, including males and patients treated with low dose ruxolitinib.

•	Safety of 60mg of selinexor

•	Selinexor was generally well tolerated and manageable, allowing most patients to remain on therapy, up to 68 weeks, as of the data cut-off date.

•

The most common treatment emergent adverse events (TEAEs), regardless of grade, experienced with the 60mg selinexor dose in combination with ruxolitinib were nausea (78.6%), anemia (64.3%) and fatigue (57.1%), most of which were grades 1-2.

•	The most common grade ≥3 TEAEs experienced with the 60mg selinexor dose in combination with ruxolitinib were anemia (42.9%), thrombocytopenia (28.6%) and neutropenia (7.1%).

Myelodysplastic Neoplasms (MDS)

•

Reported interim data from the Phase 2 study of single-agent eltanexor in high risk relapsed/refractory MDS (NCT02649790). As of the February 8, 2023 data cut-off date, 30 patients had been treated with 10mg eltanexor, oral, on Days 1-5 of each week. Eltanexor demonstrated a 27% overall response rate (ORR) in the intent-to-treat population and a 31% ORR in the efficacy evaluable population. Median overall survival was 8.7 months in both populations. The transfusion independence rate for red blood cells and/or platelets was 29%. The prognosis of higher risk relapsed/refractory disease is currently poor, with a median overall survival of four to six months.[3,4]

•

Eltanexor was generally well-tolerated and manageable. The most common adverse events (AEs) were asthenia (47%), diarrhea (43%), and nausea (33%), the majority of which were Grade 1-2. The most common Grade ≥3 treatment-emergent AEs were neutropenia (30%), thrombocytopenia (26.7%), and asthenia (16.7%).

Multiple Myeloma

•

The United Kingdom’s (UK) Medicines & Healthcare Products Regulatory Agency granted full marketing authorization for NEXPOVIO® (selinexor) in combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy. Stemline Therapeutics B.V., a wholly owned subsidiary of Menarini, will be responsible for all commercialization activities in the UK.

First Quarter 2023 Financial Results

Total Revenues: Total revenue for the first quarter of 2023 was $38.7 million, compared to $47.7 million for the first quarter of 2022. The decrease was due to a decline in license and other revenue.

Net product revenue: Net product revenue for the first quarter of 2023 was $28.3 million, consistent with the first quarter of 2022.

Targeting Disease at the Nuclear Pore

License and other revenue: License and other revenue for the first quarter of 2023 was $10.4 million, compared to $19.4 million for the first quarter of 2022. The decrease in license and other revenue in the first quarter of 2023 compared to the first quarter of 2022 was primarily due to the recognition of $7.8 million of milestone-related revenue from Antengene in the first quarter of 2022, partially offset by the recognition of $3.5 million of license- related revenue from Menarini in the first quarter of 2023. There was also a $2.3 million decrease in revenue for the reimbursement of development-related expenses from Menarini, due to a corresponding decrease in the underlying expenses.

Cost of sales: Cost of sales for the first quarter of 2023 was $1.4 million, consistent with the first quarter of 2022. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development (R&D) expenses: R&D expenses for the first quarter of 2023 were $32.3 million, compared to $42.1 million for the first quarter of 2022. The decrease in R&D expenses in the first quarter of 2023 compared to the first quarter of 2022 was primarily attributable to a decrease in clinical trial costs resulting from the prioritization of the Company’s core programs in its clinical pipeline.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the first quarter of 2023 were $35.9 million, compared to $38.8 million for the first quarter of 2022.

Interest income: Interest income for the first quarter of 2023 was $2.8 million, compared to $0.1 million for the first quarter of 2022 due to higher average interest rates on investments.

Interest expense: Interest expense for the first quarter of 2023 was $5.8 million, compared to $6.7 million for the first quarter of 2022.

Net loss: Karyopharm reported a net loss of $34.1 million, or $0.30 per share, for the first quarter of 2023, compared to a net loss of $41.4 million, or $0.53 per share, for the first quarter of 2022.

Cash position: Cash, cash equivalents, restricted cash and investments as of March 31, 2023 totaled $261.9 million, compared to $279.7 million as of December 31, 2022.

2023 Financial Outlook

Based on its current operating plans, Karyopharm is updating its guidance for full year 2023:

•

Total revenue to be in the range of $145 million to $160 million versus previous guidance of $160 million to $175 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

•

U.S. XPOVIO net product revenue to be in the range of $110 million to $125 million versus previous guidance of $125 million to $140 million, driven by the expectation that the increased use of PAP will continue in 2023, including a cumulative effect from refills.

•

Non-GAAP R&D and SG&A expenses*, which exclude stock-based compensation expense, to be in the range of $245 million to $260 million versus previous guidance of $260 million to $280 million, driven by accelerated closure of non-priority programs and ongoing disciplined execution.

•

The Company continues to expect that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into late 2025.

Targeting Disease at the Nuclear Pore

*

Karyopharm has not reconciled the full year 2023 outlook for non-GAAP R&D and SG&A expenses to full year 2023 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2023 outlook for non-GAAP R&D and SG&A expenses.

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, non-GAAP R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, May 4, 2023, at 8:00 a.m. Eastern Time, to discuss the first quarter 2023 financial results and financial outlook for 2023 and to provide other business highlights. To access the conference call, please dial (888) 349-0102 (local) or (412) 902-4299 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds to be approved for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with Velcade® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO (also known as NEXPOVIO® in certain countries) has received regulatory approvals in a growing number of ex-U.S. territories and countries, including Europe, the United Kingdom, China, South Korea and Israel, and is marketed in those areas by Karyopharm’s global partners. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

Targeting Disease at the Nuclear Pore

•

In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

•

For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

•

Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

•

Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

•

Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

•

Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

•

The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Targeting Disease at the Nuclear Pore

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies. Since its founding, Karyopharm has been an industry leader in oral Selective Inhibitor of Nuclear Export (SINE) compound technology, which was developed to address a fundamental mechanism of oncogenesis: nuclear export dysregulation. Karyopharm’s lead SINE compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications and has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting multiple high unmet need cancer indications, including in multiple myeloma, endometrial cancer, myelodysplastic neoplasms and myelofibrosis. For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on Twitter at @Karyopharm and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2023 total revenue, 2023 U.S. net product revenue and 2023 non-GAAP R&D and SG&A expenses; Karyopharm’s expected cash runway; expectations with respect to commercialization efforts; the ability of selinexor or eltanexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma, myelodysplastic neoplasms and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor and eltanexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor and eltanexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory

Targeting Disease at the Nuclear Pore

approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission (SEC) on February 17, 2023, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

References:

1 Includes patient assistant program and commercial demand

2 Komodo claims analysis data

3 Jabbour E, Cancer. 2010;116(16):3830-4

4 Prébet T. J Clin Oncol. 2011;29:3322-7

Contacts:

Investors:

Elhan Webb, CFA

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

David Rosen

Argot Partners

212.600.1902 | david.rosen@argotpartners.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Product revenue, net	$28,288	$28,300
License and other revenue	10,410	19,370

Total revenue	38,698	47,670

Operating expenses:
Cost of sales	1,351	1,426
Research and development	32,339	42,062
Selling, general and administrative	35,907	38,768

Total operating expenses	69,597	82,256

Loss from operations	(30,899)	(34,586)

Other income (expense):
Interest income	2,849	74
Interest expense	(5,758)	(6,684)
Other expense, net	(264)	(73)

Total other expense, net	(3,173)	(6,683)

Loss before income taxes	(34,072)	(41,269)
Income tax provision	(54)	(130)

Net loss	$(34,126)	$(41,399)

Net loss per share—basic and diluted	$(0.30)	$(0.53)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	113,481	77,570

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31, 2023	December 31, 2022
Assets
Cash, cash equivalents and investments	$260,384	$277,967
Restricted cash	1,480	1,697
Accounts receivable	35,200	47,086
Other assets	28,736	31,422

Total assets	$325,800	$358,172

Liabilities and stockholders’ deficit
Convertible senior notes	$170,306	$170,105
Deferred royalty obligation	132,718	132,718
Other liabilities	67,950	72,005

Total liabilities	370,974	374,828

Total stockholders’ deficit	(45,174)	(16,656)

Total liabilities and stockholders’ deficit; 113,971 and 113,213 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	$325,800	$358,172